Exhibit 10.1

December 17, 2014

DZ Holdings, LLC

Dear Dave,

As discussed, once you leave, Hub Group, Inc. would like to engage your corporation, DZ Holdings, LLC, to provide business consulting and transition services (not legal services) to Hub Group.

The term of this engagement is for one year and the fee will be $10,000 per month, terminable by either party on 30 days notice.  It is expected that you will provide up to 20 hours of consulting services each month.  You will of course be expected to maintain the confidentiality of any non-public information regarding Hub which you are given.  Your liability for losses, damages, liabilities, suits and claims arising out of or related to this engagement shall not exceed the total amount of fees paid by Hub to you under this engagement; provided, however, these limitations shall not apply in the event of your gross negligence, willful misconduct or violation of applicable law.

If these terms are acceptable, please sign below.

Sincerely,	Agreed and accepted:

/s/ David P. Yeager	/s/ David C. Zeilstra
Name David P. Yeager	Name David C. Zeilstra
Title Chief Executive Officer	Title Manager
HUB GROUP, INC.	DZ HOLDINGS, LLC